Exhibit 99.1

NEWS RELEASE
Investor Contacts C&J Energy Services, Inc. John Fitzpatrick investors@cjenergy.com (713) 260-9986

Dennard ¡ Lascar Associates Lisa Elliott lelliott@DennardLascar.com (713) 529-6600

C&J Energy Services Announces Third Quarter 2013

Financial and Operating Results

and Authorization of Share Repurchase Program

HOUSTON, TEXAS, October 30, 2013 – C&J Energy Services, Inc. (NYSE: CJES) today reported net income of $13.1 million, or $0.24 per diluted share, for the third quarter of 2013. Net income was $20.8 million, or $0.38 per diluted share, in the second quarter of 2013 and $49.3 million, or $0.91 per diluted share, in the third quarter of 2012. Second quarter 2013 results included an after-tax charge of $0.6 million ($0.01 per diluted share) associated with a non-cash inventory write-down related to a decrease in the market value of certain spare parts.

Total revenue for the third quarter of 2013 was $261.9 million, a 2% decrease compared to $267.0 million for the second quarter of 2013 and a 15% decrease compared to $307.8 million for the third quarter of 2012. Adjusted EBITDA(1) for the third quarter of 2013 was $42.9 million, compared to $53.9 million for the second quarter of 2013 and $89.1 million for the third quarter of 2012. The decreases in revenue and Adjusted EBITDA from the second quarter of 2013 were primarily attributable to decreased utilization in our hydraulic fracturing operations. Revenue and Adjusted EBITDA declined from the third quarter of 2012 due to greater exposure to a highly competitive spot market, which resulted in lower utilization and pricing for our hydraulic fracturing services.

Founder, Chairman and Chief Executive Officer Josh Comstock commented, “Our third quarter results reflect the solid performance of our wireline and coiled tubing businesses, partially offset by unanticipated disruptions in our hydraulic fracturing operations. The overall decline in utilization quarter over quarter resulted from a highly-active customer redirecting its budget and, as a result, no longer requiring our services, as well as the postponement of several large jobs due to customer well delays.

“While our third quarter hydraulic fracturing results did not meet our expectations, we successfully strengthened certain significant customer relationships and expanded our customer base during the quarter. Entering the fourth quarter, we are encouraged by current activity levels across our asset base. Although we anticipate the typical fourth quarter seasonal slowdown, based on current demand we believe utilization of our hydraulic fracturing services will improve as we progress into 2014. Accordingly, we have committed to manufacture additional capacity to service anticipated demand as we drive the expansion of this service line.

“Our other service lines delivered strong results for the third quarter, with each increasing market share and attaining higher activity levels. Our wireline business delivered another record quarter with strong revenue and EBITDA growth, as we have continued to increase utilization through more 24 hour operations. Our coiled tubing revenue also increased quarter over quarter, due in part to strong customer demand for our larger diameter coiled tubing units. While our coiled tubing and wireline operations are also expected to experience a seasonal slowdown, we will continue to invest in these service lines as we further expand our customer base and geographic reach.

“During the third quarter our Research and Technology division significantly advanced certain ongoing objectives, continuing to identify new technologies and processes that will further enhance our current service capabilities, reduce costs and increase efficiencies. We have assembled a talented team of experienced engineers, which we believe will be instrumental to the execution of our growth strategy. Our Research and Technology division is actively evaluating opportunities to expand our product offerings and grow our business both organically and through strategic acquisitions, creating long-term value for our shareholders.

“Despite challenging market conditions over the past year, we have generated healthy cash flows and strengthened our balance sheet. During the third quarter, we repaid another $30 million of the debt incurred to fund our 2012 acquisition of Casedhole Solutions. We have built a solid platform from which to execute our growth strategy and return value to our shareholders. I am pleased to announce that our Board of Directors has authorized the repurchase of up to an aggregate $100 million of C&J shares through December 31, 2015. This stock repurchase program reflects our commitment to enhance value for our shareholders and the confidence we have in the long-term growth of C&J.”

Operational Results

Our hydraulic fracturing operations contributed $144.8 million of revenue and completed 1,476 fracturing stages during the third quarter of 2013, compared to $160.5 million of revenue and 1,577 fracturing stages for the previous quarter and $196.0 million of revenue and 1,486 fracturing stages for the same quarter last year. Revenue and stages performed decreased quarter over quarter as a result of a highly-active customer redirecting its budget and, as a result, no longer requiring our services, as well as the postponement of several large jobs due to customer well delays. The decline in stages performed from the third quarter of 2012 was due to our increased spot market exposure, which resulted in lower utilization and pricing across our fracturing fleet.

Our coiled tubing operations contributed $34.2 million of revenue and completed 979 coiled tubing jobs during the third quarter of 2013, an increase from $32.5 million of revenue and 944 coiled tubing jobs completed for the previous quarter. Coiled tubing revenue for the third quarter of 2012 was $35.1 million and 935 jobs were completed. Our coiled tubing results improved quarter over quarter, in part due to the successful deployment of our larger diameter coiled tubing units. Although we performed more coiled tubing jobs in the third quarter of 2013 compared to the third quarter of 2012, revenue for the third quarter of 2013 was slightly lower due to the pricing pressures of the current environment.

Our wireline business, Casedhole Solutions, contributed $74.9 million of revenue during the third quarter of 2013, compared to $67.7 million of revenue during the prior quarter. Casedhole Solutions contributed $61.6 million of revenue to our consolidated results for the third quarter of 2012. This business has consistently generated outstanding results as we have continued to focus on high utilization customers and steadily added capacity to match the growth of our customer base and geographic footprint.

Our manufacturing business, Total Equipment, contributed $3.1 million of third-party revenue during the third quarter of 2013, compared to $1.6 million for the previous quarter and $11.2 million for the third quarter of 2012. Revenue increased quarter over quarter as a result of coiled tubing equipment orders. Due to prevailing equipment overcapacity in the domestic onshore completion market, we do not expect third-party sales to significantly improve over the near term. However, this division continues to benefit our organization with cash flow savings from both new equipment purchases and refurbishments of existing equipment.

Our general and administrative expense (“SG&A”) for the third quarter of 2013 was $35.8 million, compared to $33.5 million in the second quarter of 2013 and $26.5 million in the third quarter of 2012. The quarterly increase was due to costs associated with the growth of our business, including vertical integration efforts across our service lines, the build-out of our research and technology capabilities and further geographic expansion. These initiatives contributed $4.4 million of additional SG&A expenses for the third quarter of 2013 and $8.9 million of additional SG&A expenses for the first nine months of 2013.

Depreciation and amortization expense in the third quarter of 2013 increased to $19.2 million from $17.9 million in the second quarter of 2013 and $14.1 million in the third quarter of 2012.

Liquidity

As of September 30, 2013, we had $125.0 million in borrowings outstanding, along with $0.7 million in letters of credit, under our $400 million revolving credit facility, and we currently have $125.0 million in borrowings outstanding. The facility matures in April 2016 and our current cost of borrowings is less than 3%. Our debt to total capitalization was approximately 15% as of September 30, 2013. We have continued to generate significant cash flows that have allowed us to aggressively repay a large portion of the debt we incurred for our June 2012 purchase of Casedhole Solutions while continuing to fund our previously announced capital expenditures. Over the course of the third quarter of 2013, we repaid $30.0 million of debt.

Capital expenditures totaled $28.5 million during the third quarter of 2013, the majority of which consisted of construction and maintenance costs for our equipment. We anticipate that capital expenditures will total approximately $155.0 million for 2013. Our remaining 2013 capital expenditures primarily relate to the manufacturing of new hydraulic fracturing equipment, as well as coiled tubing and wireline equipment, which we intend to fund with cash on hand and cash flows from operations.

Results for the Nine Months Ended September 30, 2013

For the nine months ended September 30, 2013, we reported net income of $59.1 million, or $1.07 per diluted share, on revenues of $804.9 million, compared to net income of $151.9 million, or $2.82 per diluted share, on revenues of $825.2 million for the nine months ended September 30, 2012. The results for the nine months ended September 30, 2013 included an after-tax charge of $0.6 million ($0.01 per diluted share) associated with a non-cash inventory write-down related to a decrease in the market value of certain spare parts. The results for the nine months ended September 30, 2012 included approximately $0.6 million ($0.01 per diluted share) in transaction costs incurred in connection with the acquisition of our wireline business, Casedhole Solutions, net of tax.

For the nine months ended September 30, 2013, we reported Adjusted EBITDA of $154.2 million compared to $265.8 million for the nine months ended September 30, 2012. Capital expenditures for the period totaled $108.0 million, the majority of which was for new equipment.

Authorization of Stock Repurchase Program

Our Board of Directors has authorized a common stock repurchase program, pursuant to which we may repurchase up to an aggregate $100 million of C&J’s common stock through December 31, 2015 in the open market or in privately negotiated transactions. The timing and amount of any repurchases will be made at the Company’s discretion based on an evaluation of market conditions and other factors, including the capital needs of the business. Repurchases may be commenced or suspended at any time without notice. Any repurchases will be made in compliance with the applicable rules and regulations of the Securities and Exchange Commission and other applicable legal requirements.

Conference Call Information

We will host a conference call on Thursday, October 31, 2013 at 10:00 a.m. Eastern / 9:00 a.m. Central Time to discuss our third quarter 2013 financial and operating results. Interested parties may listen to the conference call via a live webcast accessible on our website at http://www.cjenergy.com or by dialing 480-629-9722 and asking for the “C&J Energy Services Conference Call.” Please dial-in a few minutes before the scheduled call time. A replay of the conference call will be available on our website for 12 months following the call. The call will also be available for one week by dialing 303-590-3030 and entering passcode 4644882#.

About C&J Energy Services, Inc.

We are an independent provider of premium hydraulic fracturing, coiled tubing, wireline and other complementary services with a focus on complex, technically demanding well completions. We also manufacture and repair equipment to fulfill our internal needs as well as for third party companies in the energy services industry. We operate in what we believe to be some of the most geologically challenging and active plays in the United States.

Forward-Looking Statements and Cautionary Statements

This news release (and any oral statements made regarding the subjects of this release, including on the conference call announced herein) contains certain statements and information that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “plan,” “estimate,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “potential,” “would,” “may,” “probable,” “likely,” and similar expressions, and the negative thereof, are intended to identify forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include statements, estimates and projections regarding our business outlook and plans, future financial position, liquidity and capital resources, operations, performance, acquisitions, returns, capital expenditure budgets, costs and other guidance regarding future developments. Forward-looking statements are not assurances of future performance. These forward-looking statements are based on management’s current expectations and beliefs, forecasts for our existing operations, experience, and perception of historical trends, current conditions, anticipated future developments and their effect on us, and other factors believed to be appropriate. Although management believes that the expectations and assumptions reflected in these forward-looking statements are reasonable as and when made, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all). Moreover, our forward-looking statements are subject to significant risks and uncertainties, many of which are beyond our control, which may cause actual results to differ materially from our historical experience and our present expectations or projections which are implied or expressed by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, risks relating to economic conditions; volatility of crude oil and natural gas commodity prices; delays in or failure of delivery of current or future orders of specialized equipment; the loss of or interruption in operations of one or more key suppliers or customers; oil and gas market conditions; the effects of government regulation, permitting and other legal requirements, including new legislation or regulation of hydraulic fracturing; operating risks; the adequacy of our capital resources and liquidity; weather; litigation; competition in the oil and natural gas industry; and costs and availability of resources.

For additional information regarding known material factors that could cause our actual results to differ from our present expectations and projected results, please see our filings with the Securities and Exchange Commission, including our Current Reports on Form 8-K that we file from time to time, Quarterly Reports on Form 10-Q and Annual Report on Form 10-K for the year ended December 31, 2012. Readers are cautioned not to place undue reliance on any forward-looking statement which speaks only as of the date on which such statement is made. We undertake no obligation to correct, revise or update any forward-looking statement after the date such statement is made, whether as a result of new information, future events or otherwise, except as required by applicable law.

(1)	Adjusted EBITDA is defined as earnings before net interest expense, income taxes, depreciation and amortization, net gain or loss on disposal of assets, transaction costs and non-routine items including loss on early extinguishment of debt, legal settlement charges and inventory write-down. Management believes that Adjusted EBITDA is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the Company’s normal operating results.

C&J Energy Services, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2013	June 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Revenue	$261,931	$266,956	$307,797	$804,938	$825,237

Costs and expenses:
Direct costs	183,228	180,435	192,252	550,767	501,148
Selling, general and administrative expenses	35,837	33,508	26,497	101,228	58,998
Depreciation and amortization	19,213	17,926	14,111	53,695	31,517
Loss on disposal of assets	194	232	14	516	623

Operating income	23,459	34,855	74,923	98,732	232,951

Other expense:
Interest expense, net	(1,585)	(1,673)	(1,920)	(4,918)	(3,191)
Other income (expense), net	47	54	(48)	167	(120)

Total other expense, net	(1,538)	(1,619)	(1,968)	(4,751)	(3,311)

Income before income taxes	21,921	33,236	72,955	93,981	229,640

Income tax expense	8,796	12,389	23,689	34,865	77,720

Net income	$13,125	$20,847	$49,266	$59,116	$151,920

Net income per common share:
Basic	$0.25	$0.39	$0.95	$1.12	$2.92

Diluted	$0.24	$0.38	$0.91	$1.07	$2.82

Weighted average common shares outstanding:
Basic	53,355	52,797	52,026	52,898	51,963

Diluted	55,486	55,064	54,166	55,199	53,905

C&J Energy Services, Inc.

Consolidated Balance Sheets

(In thousands, except share data)

	September 30, 2013	December 31, 2012
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$28,657	$14,442
Accounts receivable, net	124,821	167,481
Inventories, net	58,463	60,659
Prepaid and other current assets	12,136	3,984
Deferred tax assets	2,116	3,613

Total current assets	226,193	250,179

Property, plant and equipment, net	493,951	433,727

Other assets:
Goodwill	200,876	196,512
Intangible assets, net	122,680	123,487
Deposits on equipment under construction	945	1,033
Deferred financing costs, net	2,978	3,848
Other noncurrent assets	4,224	3,971

Total assets	$1,051,847	$1,012,757

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$63,717	$69,617
Payroll and related costs	19,717	10,896
Accrued expenses	14,861	17,286
Income taxes payable	2,666	4,029
Customer advances and deposits	186	1,092
Other current liabilities	4,772	2,122

Total current liabilities	105,919	105,042

Deferred tax liabilities	134,096	132,551

Long-term debt and capital lease obligations	127,118	173,705

Other long-term liabilities	1,630	1,568

Total liabilities	368,763	412,866

Commitments and contingencies

Stockholders’ equity
Common stock, par value of $0.01, 100,000,000 shares authorized, 54,574,870 issued and outstanding at September 30, 2013 and 53,131,823 issued and outstanding at December 31, 2012	546	531
Additional paid-in capital	248,410	224,348
Retained earnings	434,128	375,012

Total stockholders’ equity	683,084	599,891

Total liabilities and stockholders’ equity	$1,051,847	$1,012,757

C&J Energy Services, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2013	2012
Cash flows from operating activities:
Net income	$59,116	$151,920
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	53,695	31,517
Deferred income taxes	1,019	6,556
Provision for doubtful accounts, net of write-offs	484	450
Loss on disposal of assets	516	623
Stock-based compensation expense	17,282	12,401
Excess tax benefit from stock-based award activity	(3,316)	(1,075)
Amortization of deferred financing costs	870	633
Inventory write-down	870	—
Changes in operating assets and liabilities:
Accounts receivable	42,418	(32,274)
Inventories	1,326	(24,190)
Prepaid expenses and other current assets	(8,152)	(1,576)
Accounts payable	(5,900)	20,545
Accrued liabilities	5,148	3,514
Accrued taxes	1,935	9,761
Other	1,551	(1,454)

Net cash provided by operating activities	168,862	177,351

Cash flows from investing activities:
Purchases of and deposits on property, plant and equipment	(108,004)	(135,887)
Proceeds from disposal of property, plant and equipment	1,015	434
Payments made for business acquisitions, net of cash acquired	(7,934)	(273,401)

Net cash used in investing activities	(114,923)	(408,854)

Cash flows from financing activities:
Proceeds (payments) on revolving debt, net	(45,000)	200,000
Repayments of capital lease obligations	(1,537)	(617)
Financing costs	—	(2,243)
Proceeds from stock options exercised	4,842	610
Employee tax withholding on restricted stock vesting	(1,345)	—
Excess tax benefit from stock-based award activity	3,316	1,075

Net cash (used in) provided by financing activities	(39,724)	198,825

Net increase (decrease) in cash and cash equivalents	14,215	(32,678)
Cash and cash equivalents, beginning of period	14,442	46,780

Cash and cash equivalents, end of period	$28,657	$14,102

Supplemental cash flow disclosures:
Cash paid for interest	$4,117	$2,291

Cash paid for taxes	$31,912	$60,906

Non-cash consideration for business acquisition	$900	$—

C&J Energy Services, Inc.

Reconciliation of Adjusted EBITDA to Net Income

(In thousands)

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2013	June 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Adjusted EBITDA	$42,913	$53,940	$89,132	$154,156	$265,824
Interest expense, net	(1,585)	(1,673)	(1,920)	(4,918)	(3,191)
Transaction costs	—	(3)	(132)	(176)	(853)
Provision for income taxes	(8,796)	(12,389)	(23,689)	(34,865)	(77,720)
Depreciation and amortization	(19,213)	(17,926)	(14,111)	(53,695)	(31,517)
Inventory write-down	—	(870)	—	(870)	—
Loss on disposal of assets	(194)	(232)	(14)	(516)	(623)

Net income	$13,125	$20,847	$49,266	$59,116	$151,920